EXHIBIT 10.16

DESCRIPTION OF AMENDMENT TO EMPLOYMENT LETTER

On August 2, 2010, an original offer letter was provided to Thomas Constantine and subsequently amended. The summary below represents the understanding of the parties as of July 1, 2014 with respect to employment of Mr. Constantine:

•	Base compensation: $220,000 per year, reviewed annually;

•
Annual bonus target of 30% of annual salary payable in any combination of cash or restricted stock units of common stock of BofI Holding, Inc. (“RSUs”) with performance evaluated and bonus paid semi-annually. The amount of the bonus may be reduced to zero or increased above 30% for outstanding performance at any time based solely upon the judgment and discretion of the CEO or the Board. The RSUs granted for bonus will vest over future employment service, generally within three years, and the mix of cash and RSUs may change at the discretion of the CEO or the Board.

•
Severance, in the event employment is terminated by the Bank or the Bank’s successor other than for cause (as defined below), the Bank shall pay the then current bi-weekly salary for 12 months from the date of termination and any outstanding unvested equity incentive awards shall become immediately and fully vested, subject to signature of a waiver of any and all claims of any kind or nature against the Bank and its Board.

For purposes of this severance payment, a termination for cause is a termination by reason of:

i.
material failure to perform or habitual neglect of material duties and which, for any such failure that is remediable, or can be cured going forward, is not remedied or cured within a reasonable period of time after notification of such failure;

ii.
conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude which materially adversely affects Bank's reputation in the community or which evidences lack of moral fitness;

iii.
commitment of an act which causes termination of coverage under Bank's Banker Blanket Bond as to you personally, as distinguished from termination of coverage as to the Bank as a whole or as to other officers of the Bank;

iv.	if Bank is closed or taken over by any of the bank regulatory authorities having jurisdiction over Bank's activities as a result of actions taken by you; or

v.	if any bank regulatory authority should successfully exercise its cease and desist power to remove you from office; and

vi.	the termination for cause reasons set forth in 12 C.F.R. § 563.39(b)(l).